SEC FILE NUMBER
                                                               1-12711

                                                               CUSIP NUMBER
                                                               233041 30 0


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 12b - 25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

|_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form N-SAR

               For Period Ended: June 30, 2001

               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR

               For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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DIGITAL POWER CORPORATION
Full Name of Registrant
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Former Name if Applicable
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41920 CHRISTY STREET
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Address of Principal Executive Office (Street and Number)

FREMONT, CA 94538
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City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b - 25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-QSB could not be filed within the prescribed time period.

     More time is necessary to complete the Form 10-QSB in light of recent layoffs of personnel at the Company and the limited number of accounting personnel.

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PART IV -- OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

Robert O. Smith                                    (510) 657-2635
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(Name)                                     (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

        |X| Yes                     |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

        |X| Yes                     |_| No

     The Company is anticipating substantial losses for the three months ended June 30, 2001.

                            DIGITAL POWER CORPORATION
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 15, 2001                     By: /s/ Robert O. Smith
                                                -------------------------------
                                                Robert O. Smith, President